FILED PURSUANT TO RULE 424(b)(3)



                     FLEMING COMPANIES, INC.
           DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

                PROSPECTUS SUPPLEMENT NUMBER 1 TO
                PROSPECTUS DATED OCTOBER 28, 1994


Effective June 21, 1999, First Chicago Trust Company of New York, a division of EquiServe, began serving Fleming shareholders as administrator of the Fleming Companies, Inc. Dividend Reinvestment and Stock Purchase Plan. First Chicago Trust also serves as the Company's new transfer agent, registrar and dividend disbursing agent.

Participants in the Fleming Companies, Inc. Dividend Reinvestment and Stock Purchase Plan should send authorization forms, optional payments, notices of withdrawal and other communications directly to First Chicago Trust. In addition, all checks or money orders, in U.S. dollars, should be made payable to "First Chicago - Fleming Companies, Inc."

     o    Correspondence
               First Chicago Trust Company
               P. O. Box 2598
               Jersey City, NJ  07303-2598

     o    Optional Payments
               First Chicago Trust Company
               P. O. Box 13531
               Newark, NJ  07188-0001

     o    Telephone Inquiries:  1-800-317-4445

          Service representatives are available at the toll free number above Monday through Friday, 8:30 a.m to 7:00 p.m., Eastern Time. Automated telephone service is available 24 hours a day, 7 days a week.

     o    TDD telephone number for the hearing impaired:   1-201-222-4955

     o    Internet Address:  http://www.equiserve.com
          E-mail Address:    equiserve@em.equiserve.com


          The date of this Prospectus Supplement is August 24, 1999.